Exhibit 2.1

CARRIED WORKING INTEREST PURCHASE AND SALE AGREEMENT
[Sanjawi Block No. 3068-2 and Zamzama North Block No. 2667-8]

This Carried Working Interest Purchase and Sale Agreement (this “Agreement”) is entered into as of the 29th day of October, 2009, between HYCARBEX-AMERICAN ENERGY, INC., a Nevis West Indies corporation, formerly a Texas, USA corporation (“Hycarbex”), and THE AMERICAN ENERGY GROUP, LTD., a Nevada corporation (“AEGG”).

RECITALS:

 A.       Hycarbex owns a participating leasehold working interest in each of the 2,258 square kilometer Sanjawi Block No. 3068-2, Zone II, Baluchistan Province (the “Sanjawi Block”), and the 1,229 square kilometer Zamzama North Block No. 2667-8, Zone III, Sindh Province (the “Zamzama North Block”) in the Islamic Republic of Pakistan, which Blocks are currently operated by Heritage Oil, Ltd., a participating working interest partner.  Other participating working interest partners are Sprint Energy (affiliate of Pakistan-based JS Group) and Trakker Energy (affiliate of Pakistan-based TPL Holdings, Ltd.).

B.        Hycarbex desires to sell to AEGG and AEGG desires to purchase from Hycarbex a carried leasehold working interest in each of the Sanjawi Block and Zamzama North Block under the terms and provisions herein.

TERMS OF AGREEMENT:

NOW, THEREFORE, FOR VALUE RECEIVED AND TO BE RECEIVED, the sufficiency of which is hereby acknowledged, Hycarbex and AEGG agree as follows:

1.        Assignment to AEGG of Carried Working Interest.  Upon execution hereof, and further subject to Hycarbex obtaining any required consent from the Government of Pakistan, Hycarbex shall assign to AEGG utilizing an appropriate Deed of Assignment prepared by Hycarbex’s Pakistan counsel a two-and-one-half percent (2.5%) “Carried Working Interest” (hereinafter defined) in each of the Sanjawi Block and the Zamzama North Block.  For purposes hereof, the term “Carried Working Interest” shall mean that with regard to the initial two (2) wells on the Sanjawi Block and the initial three (3) wells on the Zamzama North Block (each known as a “Carried Well”), all of the costs attributable to concession work programs, seismic, road preparation to drillsites, drillsite pad preparation, rig and equipment mobilization, drilling and/or reworking, testing, logging, completion and governmental fees (except taxes on production) [collectively, the “Carried Costs”] shall be borne solely by Hycarbex.  The burdens upon the revenues attributable to AEGG’s Carried Working Interests shall be limited to a proportionate 2-1/2% of the royalty payable to the President of Pakistan.    After first Discovery in each Block (as defined in the applicable Petroleum Concession Agreement for each Block), AEGG shall also bear its proportionate part of any infrastructure cost items such as pipelines and surface facilities related to the Discovery Well, but the Carried Costs shall continue to be borne by Hycarbex until the requisite number of Carried Wells have been drilled (i.e. 2 wells on Sanjawi Block and 3 wells on Zamzama North Block).  After the required number of Carried Wells have been drilled on a particular Block, all future costs incurred on that particular Block, including the drilling and completion costs as to subsequent wells, shall be shared proportionately by the participating working interest owners in that Block, including AEGG, unless AEGG has converted to a royalty in a particular well as described in paragraph 2 herein.   AEGG shall also bear its proportionate part of any taxes upon production obtained from the Blocks and such taxes shall not be considered Carried Costs.

Hycarbex and AEGG stipulate and agree that the working interests purchased by AEGG shall apply to all wells drilled on the respective Blocks, irrespective of the drilling operator, but shall only be carried as to the Carried Costs with respect to the limited number of Carried Wells described above.  The interests assigned to AEGG shall likewise apply to any modification of the concession Blocks involving a re-naming, re-numbering or acreage adjustment by the Government of Pakistan undertaken during the existing Concession Agreement terms.  AEGG, at its election, may register its working interest with the Pakistan Government by satisfying all government imposed registration requirements, including financial bonding.  Hycarbex stipulates and agrees that the transfer, in any manner, of its working interest in the Blocks shall be made expressly subject to this Agreement and that Hycarbex shall cause the transferee to assume the obligations hereunder.

2.        Option To Convert Working Interest To Gross Royalty Interest.    At any time, AEGG shall have the right to convert its 2-1/2% Working Interest in a particular well (both Carried Working Interest wells and subsequent wells) to a 1-1/2% gross royalty interest (i.e. 1.5% of total production from the well) on a well-by-well basis (i.e. the election to convert to a royalty on a particular well shall not affect other wells) upon written notice to Hycarbex.  Upon conversion to the gross royalty interest, the gross royalty interest shall not be subject to any drilling or operating costs or deductions related to the well in which the conversion election has been made other than applicable production taxes assessed against the gross royalty interest.

3.        Non-Cash Consideration To Be Paid By AEGG For Carried Working Interests.  As a part of the consideration to be paid by AEGG to Hycarbex for the Carried Working Interests, and conditioned upon Hycarbex’s simultaneous delivery to AEGG of the Deed of Assignment with all required Government approvals, AEGG shall issue to Hycarbex 2,000,000 shares of Common Stock of American Energy Group, Ltd. (AEGG.BB) and 100,000 Warrants to purchase Common Stock with a 3-year duration and an exercise price of $1.75 per share.  Based upon United States securities laws, the Common Stock certificate shall bear a restrictive legend under Rule 144.  In the event that the AEGG Common Stock trades with a closing price per share for twenty (20) consecutive trading days of $2.00 per share or more, then AEGG shall have the right to redeem the Warrants by first providing a thirty (30) day redemption notice to the Warrant holder. If the Warrant holder does not exercise the Warrant within the thirty (30) day redemption notice period, then AEGG’s sole remedy shall be to redeem and cancel the Warrant.   The parties mutually agree that the value of the Carried Working Interests to be purchased and the corresponding value of the securities given for the Carried Working Interests is equal to USD $3,500,000.

4.        Additional Cash Consideration For Carried Working Interests.  The parties contemplate and anticipate the near term connection by Hycarbex (as operator) of the Haseeb Exploratory Well No. 1 located on Yasin Block 2768-7 to the gas sales pipeline and the commencement of royalty payments to AEGG within forty five (45) days after such connection (and monthly thereafter). Until such time as the royalty payments on the Haseeb Exploratory Well No. 1 attributable to American Energy’s 18% gross royalty equal or exceed the sum of USD $200,000.00 in the aggregate, Hycarbex shall return to AEGG the escrowed funds on deposit (the “Escrowed AEGG Funds”) under that certain Non-Exclusive Agency Agreement dated May 11, 2006, between AEGG and Hycarbex at the rate of USD $50,000 per month, each such payment being due and payable by electronic bank wire transfer on or before the first calendar day of each month commencing November, 2009.  At such time as the USD $200,000.00 aggregate royalty payment sum is achieved, then the Escrowed AEGG Funds on deposit at that time under the Non-Exclusive Agency Agreement (after the deduction for Hycarbex’s sale commission described below and the monthly disbursements to AEGG prior to achieving such sum) shall be forfeited to Hycarbex as the cash portion of the consideration for the Carried Working Interests.

5.        Commission Fee to Hycarbex.  Pursuant to the terms of the Non-Exclusive Agency Agreement, AEGG shall pay a commission fee to Hycarbex of USD$100,000.00 (i.e. USD$50,000.00 for each Carried Working Interest) which shall be deducted by Hycarbex from the Escrowed AEGG Funds upon execution of this Agreement.

6.        Access To Information.   At the execution of this Agreement by the Parties, Hycarbex shall provide to AEGG the Concession Agreements documentation executed by the Government of Pakistan.  Subsequent to the execution of this Agreement and the assignment of the Carried Working Interests, whether AEGG interest is a working interest or a royalty interest, Hycarbex shall furnish to AEGG the same information received by Hycarbex after such execution from the respective operators of the Blocks.  The information which shall be provided to AEGG by Hycarbex shall also include: All notices from the Pakistan Government; all extension applications delivered to the Pakistan Government; all work program proposals delivered to the Pakistan Government; all drilling contracts and proposals; all seismic analysis reports and geologic studies; all engineering reserve reports; all drilling reports, test results and technical data, including logs and core analyses; all production reports; all gas sale contracts and proposals; and all payments to Seller for oil and gas production provided by the respective operators.  Hycarbex further agrees to provide, upon request, an accounting of production revenues paid from each well drilled in order to verify the correct amount for each Carried Working Interest/Royalty payment made or to be made to AEGG.  All payments to AEGG shall be paid to AEGG within ten (10) banking days of receipt by Hycarbex of the production revenues.  Hycarbex shall further provide prompt notice of any planning meetings to afford an opportunity for attendance by an AEGG representative.

7.        Time is of Essence/Attorneys Fees.  Time is of the essence with respect to this Agreement.  In the event that either party seeks enforcement of this Agreement in any legal, equitable or arbitration proceeding, the prevailing party in such proceeding shall be entitled to recover from the other party all expenses attributable to such proceeding, including interest, applicable court costs or administrative filing fees and attorneys fees.

8.        Entire Agreement.   This Agreement, the documents to be executed hereunder, and any exhibit attached hereto constitute the entire agreement between the parties pertaining to the Sanjawi and Zamzama North Blocks and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

9.        Warranties.  There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto.

10.       Amendments.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

11.       Waiver.  No waiver of any of the provisions of this Agreement will be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.       Captions.  The captions in this Agreement are for convenience only and may not be considered a part of or as affecting the construction or interpretation of any provision of this Agreement.

13.       APPLICABLE LAW.       THIS AGREEMENT, OTHER DOCUMENTS DELIVERED PURSUANT HERETO AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE ISLAMIC REPUBLIC OF PAKISTAN.

14.       Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing by registered U.S. Mail, return receipt requested, postage prepaid, overnight courier, prepaid telegram, fax or personal delivery to the address below or to such other address or to the attention of such other person as shall be designated in writing by any party to the other party hereafter.  All notices will be deemed to have been given as of the date of receipt.  The initial contact information is as follows:

If to Hycarbex:	Hycarbex Inc.
Attn: Iftikhar A. Zahid
#3 Street 32, F-8/1
Islamabad, PAKISTAN
FAX: 92-51-2855717

If to AEGG:	American Energy Group, Ltd.
Attn: Pierce Onthank
1 Gorham Island, Suite 303
Westport, CT USA 06680
FAX: 203- 226-6662

15.       Brokerage Fees and Transaction Expenses.  Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction, including, without limitation, fees and expenses of its own counsel and accountants, and shall not be entitled to any reimbursement therefor from any other party hereto.  The parties warrant and represent to each other that no brokerage commission shall become due or owing to any party as a result of this transaction other than as set forth in paragraph 5 above.

16.       Counterparts/Facsimile Signatures.  This Agreement may be executed in counterpart originals, each of which shall be treated as a fully executed original hereof when all parties hereto have executed such a counterpart.  A facsimile signature shall be treated as an original signature unless an original signature is required by law.

20.       Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or enforceable provision had never been contained herein.

21.       BINDING ARBITRATION.  ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE CONSTRUCTION, INTERPRETATION OR ALLEGED BREACH THEREOF, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION CONDUCTED IN LONDON, UNITED KINGDOM.  IN SUCH PROCEEDINGS, EACH PARTY SHALL SELECT AN ARBITRATOR AND EACH SUCH SELECTED ARBITRATOR SHALL THEN MUTUALLY SELECT A THIRD ARBITRATOR.  THE PROCEEDINGS SHALL BE CONDUCTED BY THE INTERNATIONAL CHAMBER OF COMMERCE’S INTERNATIONAL COURT OF ARBITRATION.   THE ARBITRATOR SHALL HAVE JURISDICTION TO DETERMINE ANY SUCH CLAIM AND MAY GRANT ANY RELIEF AUTHORIZED BY LAW OTHER THAN PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING SPECIFIC PERFORMANCE.  EACH PARTY TO THE ARBITRATION SHALL BEAR THE INITIAL FILING FEES AND CHARGES REQUIRED BY THE GOVERNING ARBITRATION BODY, PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD REIMBURSEMENT OF ALL SUCH COSTS AND FEES TO THE PREVAILING PARTY AS A PART OF ITS AWARD.  THIS PARAGRAPH SHALL LIKEWISE BE SPECIFICALLY ENFORCEABLE IN A COURT OF COMPETENT JURISDICTION SHOULD THE PARTY NOT DEMANDING ARBITRATION REFUSE TO PARTICIPATE IN OR FULLY COOPERATE WITH THE ARBITRATION PROCESS.

EXECUTED effective as of the date set forth above.

“Hycarbex”

HYCARBEX-AMERICAN ENERGY, INC.

By:___________________________
Iftikhar A. Zahid, President

“AEGG”

THE AMERICAN ENERGY GROUP, LTD.

By:___________________________
Pierce Onthank, President